Exhibit 10.4

☐	Participant’s Copy
☐	Company’s Copy

Manugistics Group, Inc.

Amended and Restated 1998 Stock Option Plan

Restricted Stock Agreement

To                     :

Manugistics Group, Inc. (“Manugistics”) has granted you (the “Grant”) under its Amended and Restated 1998 Stock Option Plan (the “Plan”) the number of shares of Manugistics common stock (the “Shares”) set forth on Exhibit A to this Agreement, subject to certain restrictions specified below in Restrictions and Forfeiture.  (While subject to the restrictions, this Agreement refers to the Shares as “Restricted Stock.”)

The Grant is subject in all respects to the applicable provisions of the Plan.  This Agreement does not cover all of the rules that apply to the Grant under the Plan, and the Plan defines any terms in this Agreement that the Agreement does not define.

In addition to the terms and restrictions in the Plan, the following terms and restrictions apply to the Grant:

Payment	You are paying Manugistics the par value for the Restricted Stock as of the Date of Grant.

Restrictions and Forfeiture

You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in a share of Restricted Stock until the share is vested. Any attempted Transfer that precedes the Date of Vesting (as set forth in Exhibit A) is invalid.

Unless the Administrator (generally the Compensation Committee of the Board of Directors) determines otherwise at any time or Exhibit A provides otherwise, if  your service with Manugistics (and its subsidiaries) ends for any reason before all of your shares of Restricted Stock are Vested, then you will forfeit your unvested shares to the extent that they do not otherwise vest as a result of the termination. The forfeited shares of Restricted Stock will then immediately revert to Manugistics. You will receive no payment for Shares that you forfeit.

Vesting Schedule

Assuming you remain an employee of (or director of) Manugistics, its subsidiaries, or its affiliates, all restrictions under Restrictions and Forfeiture will  lapse on the Restricted Stock as set forth on Exhibit A and they will become “Vested,” and you will be able, subject to normal securities limitations, to sell the Shares.

Possession

While unvested, the Restricted Stock will be held by an agent or service provider designated by Manugistics. After Vesting, Manugistics will direct the transfer of Shares to you using share certificates or other indicia of ownership.

Additional Conditions to Receipt	Manugistics may postpone issuing and delivering any Shares for so long as Manugistics determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to receive the Shares after your death is entitled to do so;

your complying with any requests for representations under the Plan; and

your complying with any federal, state, or local tax withholding obligations.

Taxes and Withholding

Receipt of the Grant has tax consequences for you. If you make make an 83(b) election [applicable to employees taxed in the US only], (using Exhibit B to this Agreement or another comparable form) you will owe taxes at ordinary income tax rates as of the Date of Grant at the Shares’ value as shown on Exhibit A. You acknowledge that you may be electing thereby to pay taxes on a value in excess of any gain you may receive on Shares in the future and that you may be unable to deduct or otherwise recoup any potentially overpaid taxes, even if you forfeit those Shares.

If you do not make an 83(b) election within 30 days of the Date of Grant, and pay taxes in accordance with that election, you will be taxable on the Shares as they become Vested at their future value at the Dates of Vesting [applicable to employees taxed in the US only].

You must arrange for payment of the withholding taxes and/or confirm that Manugistics is arranging for appropriate withholding.

Additional Representations from You

If you receive Restricted Stock at a time when Manugistics does not have a current  registration statement  (generally on Form S-8) under the Act that covers issuances of shares to you, you must comply with the following before Manugistics will release the Shares to you. You must —represent to Manugistics, in a manner satisfactory to Manugistics’ counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and agree that you will not sell, transfer, or otherwise dispose of the Shares unless:

a registration statement under the Securities Act of 1933 (the “Act”) is effective at the time of disposition with respect to the Shares you propose to sell, transfer, or otherwise dispose of; or

Manugistics has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

Additional Restriction	You will not receive the Shares if issuing the Shares would violate any applicable federal or state securities laws or other laws or regulations.

No Effect on Employment or Other Relationship

Nothing in this Agreement restricts Manugistics’ rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause. The termination of employment or other relationship, whether by Manugistics or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices

Any notice you give to Manugistics must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of Manugistics’ Secretary (or to Manugistics’ Chief Financial Officer if you are then serving as Secretary). If mailed, you should address it to Manugistics’ Secretary (or the Manugistics’ Chief Financial Officer) at Manugistics’ then corporate headquarters, unless Manugistics directs participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. Manugistics and the Administrator will address any notices to you at your office or home address as reflected on Manugistics’ personnel or other business records. You and Manugistics may change the address for notice by like notice to the other, and Manugistics can also change the address for notice by general announcements to participants.

Legends

Manugistics will endorse on all certificates (if any) representing any Shares of Manugistics subject to the provisions of this Agreement legends in substantially the following forms (in addition to any other legend that other agreements among the parties may require):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AS SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.”

Additional legends may be placed on the Shares to comply with applicable blue sky laws and/or if the parties agree that certain additional legends must be placed on the certificates.

Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

MANUGISTICS GROUP, INC.

Date:	By:
	Name:	Raghavan Rajaji
	Title:	Executive Vice President, CFO

Manugistics Group, Inc.

ACKNOWLEDGMENT

I acknowledge I received a copy of the Plan.  I represent that I have read and am familiar with the Plan’s terms.  By signing where indicated on Exhibit A, I accept each Grant subject to all of the terms and provisions of this Agreement and of the Plan under which the Grant is made, as the Plan may be amended in accordance with its terms.  I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to each Grant.

Date	Signature

Name

No one may sell, transfer, or distribute the securities covered by the Grant without an effective registration statement relating thereto or a satisfactory opinion of counsel satisfactory to Manugistics or other information and representations satisfactory to Manugistics that such registration is not required.

Grant No.

Manugistics Group, Inc.

Amended and Restated 1998 Stock Option Plan

Restricted Stock Agreement

Exhibit A

Recipient Information:

Name:	S.S.N.:

Signature:

Grant Information:

Restricted Shares:

Date of Grant:

Total Value of Shares at Date of Grant:

Par Value Payment:

Vesting Schedule:

This Grant is nonforfeitable (“Vested”) in three equal annual increments on the first, second and third anniversary dates of the date of grant. (each a “Date of Vesting”), assuming you remain employed (or, for members of the Board, cease to be both employed and a member of the Board) through those dates

Change of Control

If there is a “Change in Control” and within one year following such Change in Control, the Company terminates your employment without Cause or you resign for “Good Reason,” any unvested portions of the stock option and restricted stock award made herein will immediately vest. A Change in Control for this purpose means the occurrence of any one or more of the following events:

(i) sale of all or substantially all of the assets of the Company to one or more individuals, entities, or groups acting together;

(ii) complete or substantially complete dissolution or liquidation of the Company;

(iii) a person, entity, or group acquires or attains ownership of more than 50% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”);

(iv) completion of a merger, consolidation, or reorganization of the Company with or into any other entity unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, retain control because they hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent;

(v) the individuals who constitute the Board immediately before a proxy contest cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied) immediately following the proxy contest; or

(vi) during any two year period, the individuals who constitute the Board at the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied), provided that any individuals that a majority of Incumbent Directors approve for service on the Board are treated as Incumbent Directors.

Good Reason for this purpose means that you are assigned duties that are materially inconsistent with, or substantially diminish, your then current status or responsibilities without your consent.

The Board or the Compensation Committee will have the same authority to determine the existence of a Change in Control under this definition as it has under the 1998 Plan. In addition, if the 1998 Plan would cause a grant of stock to terminate or be converted under its terms and under the authority of the Board or the Compensation Committee, the 1998 Plan will control.

Grant Expiration Rules:

You will forfeit any unvested portions of this Grant immediately on the later of the date you cease to be employed (or, for members of the Board, cease to be both employed and a member of the Board) or the last date on which you are entitled to receive severance payments. Ceasing to be employed for this purpose includes death and termination as a result of disability.

Exhibit B

Section 83(b) Election

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.83-2.

(1)	The taxpayer who has performed or is performing the services is:

Name:

Address:

Social Sec. No.

(2)	The property with respect to which the election is made is shares of common stock in Manugistics Group, Inc. under Manugistics’ Amended and Restated 1998 Stock Option Plan as amended.

(3)	The property was transferred on , .

(4)	The taxable year for which the election is made is the calendar year .

(5)

The property is subject to a risk of forfeiture under which the issuer has the right to reacquire the shares without payment if the taxpayer’s service with the issuer ends for any reason (absent the consent of the issuer’s board of directors or a committee of that board) before vesting. The issuer’s right to reacquire the shares lapses no later than on the               anniversary of the date of transfer.

(6)	The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction that by its terms will never lapse) is $ per share.

(7)	The recipient is not providing separate consideration for the property.

(8)	A copy of this statement was furnished to Manugistics Group, Inc. for whom taxpayer rendered or will render the services underlying the transfer of such property.

(9)	This statement is executed on , .

Spouse (if any)	Taxpayer

To be effective, this election must be filed with the Internal Revenue Service Center with which the taxpayer files his or her Federal income tax returns and with Manugistics and must be filed for both destinations within 30 days after the date of purchase or transfer.  This filing should be made by registered or certified mail, return receipt requested.  The taxpayer must retain two copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.